Exhibit 10.1

AMENDED AND RESTATED
SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT (the “Agreement”), dated Decemberr _____, 2007, by and among SFH I Acquisition Corp., a Delaware corporation (“Buyer”), Intercare LLC, a limited liability company organized under the laws of the Russian Federation (“Company”), and Raju Kumar Singh and Armen Karapetyan, the sole shareholders of the Company and herinafter referred to as the (“Seller” or “Sellers”).

WITNESSETH:

WHEREAS, Company specializes in the distribution of pharmaceutical and other healthcare products in the Russian Federation through 35 distribution centers which it operates in various regions of the Federation;

WHEREAS, Company is the owner of one hundred percent (100%) of the shares in Ankitapharm LLC, a limited liability company organized under the laws of the Russian Federation (“Subsidiary”);

WHEREAS, Subsidiary is a pharmaceutical company engaged in the manufacture of generic controlled time release and immediate release pharmaceutical products, by utilizing proprietary delivery release technologies and set fixed dosages;

WHEREAS, Subsidiary concentrates its efforts on the development of moderately priced and affordable pharmaceutical products by applying its advanced proprietary technologies to selected generic prescription pharmaceuticals;

WHEREAS, Subsidiary intends to utilize its proprietary drug delivery technologies combined with set fixed dosage combinations, to develop and market an increased portfolio of moderately priced and affordable drugs in the Russian market that are presently very costly or unavailable;

WHEREAS, Sellers own one hundred percent (100%) of the shares in Company;

WHEREAS, Buyer desires to acquire from Sellers one hundred percent (100%) of the shares in Company (the “Purchase Shares”) solely in exchange for 45 million (45,000,000) shares of the common stock of Buyer at the time of the Closing (the “Consideration Shares”);

WHEREAS, Sellers desire to sell to Buyer the Purchase Shares, representing a 100% share in Company, solely in exchange for the Consideration Shares;

WHEREAS,  Buyer is engaged in the business of seeking the acquisition of, or merger with, one or more existing operating companies desirous of being a publicly held corporation, and is registered with the U.S. Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, and has had limited operations to date;

WHEREAS,  Company expressed interest in becoming a reporting company with the Securities and Exchange Commission and was introduced to Buyer by Armenak Safarov (“Safarov”) as a possible candidate for acquisition by Buyer;

WHEREAS,  as a result of the aforesaid introduction, and following subsequent negotiations by and between Buyer and Company, the aforesaid parties executed a letter of intent dated August 29, 2007 (“LOI”) setting forth (i) the intention of Buyer to acquire certain interests in Company and Subsidiary in exchange for the issuance of a specified number of shares of common stock of Buyer, and (ii) the intention of Company and Subsidiary to have such interests acquired by Buyer, in exchange for the issuance of the specified number of shares of common stock of Buyer;

WHEREAS, subsequent to the execution of the LOI, the Parties agreed to certain changes with respect to the acquisition by Buyer of shares in Company from Seller;

WHEREAS,  this Agreement reflects the changes agreed to by the Parties subsequent to the execution of the LOI and supersedes the terms of the LOI and any prior agreements executed between the parties;

WHEREAS, prior to or after the Closing, Buyer will undertake to change the company name of Buyer to “Intercare Pharmaceutical Holdings Corp”;

WHEREAS, the Parties understand and agree that Buyer has entered into an agreement with Safarov, whereby Buyer has agreed to issue 3 million shares of common stock of Buyer to Safarov, as a finder’s fee for Safarov’s services in bring the parties to the LOI together;

WHEREAS, Prior to the date hereof, the respective boards of directors or analogous governing body of each of Buyer and the Company have determined that it is desirable to effect this share exchange and have approved and adopted this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein, and other good and valuable consideration, the adequacy, sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND USAGE

SECTION 1.1 DEFINITIONS. Certain capitalized terms used in this Agreement are defined in Exhibit 1.1 attached hereto.

SECTION 1.2  USAGE.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person's successors and assigns, if applicable, unless prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or in such Person’s individual capacity; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; (viii) "or" is used in the inclusive sense of "and/or"; (ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

       (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) Legal Representation of the Parties. The parties agree that each party was either represented by its own separate and independent counsel or had an opportunity to be so represented in connection with this Agreement. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

EXCHANGE OF SHARES; CONSIDERATION; CLOSING

SECTION 2.1 THE EXCHANGE. Upon the terms and subject to the conditions of this Agreement, at the Closing:

(a) Sellers shall sell, transfer, convey and assign to Buyer, and Buyer shall purchase from Seller, the Purchase Shares, representing a 100% share in Company, and any and all rights in the Purchase Shares to which Seller is entitled, and by doing so Seller shall be deemed to have assigned all of its rights, title and interest in and to the Purchase Shares to Buyer. Attached hereto and marked Exhibit A is the list of shareholders in the Company together with the number of shares of common stock each is to receive.

(b) In consideration therefor, Buyer shall issue to Seller the “Consideration Shares”, consisting of 45 million (45,000,000) shares of common stock of the Buyer. One half of the shares shall be issued to Singh and one half the shares shall be issued to Karapetyan.

SECTION 2.2 CLOSING. The closing of the purchase and sale transaction provided for in this Agreement (the "Closing") will take place at such location mutually agreed to by Company, Seller, and Buyer, as soon as practicable after the fulfillment of the conditions to Closing set forth in Articles VII and VIII but in no event later than February 28, 2008 unless extended by the mutual consent of the parties.

SECTION 2.3 CLOSING OBLIGATIONS. In addition to any other documents to be delivered under any other provisions of this Agreement, at the Closing:

(a) Seller or Company, as the case may be, shall deliver to Buyer:

(i) All documents and instruments of transfer necessary for transfer of the Purchase Shares to Buyer, including the Foundation Agreement of the Company duly amended and registered to reflect Buyer as new owner of the Purchase Shares, in form and substance reasonably satisfactory to Buyer;

(ii) the minute books, and seals of Company;

(iii)  any information from Company or Seller required to be filed pursuant to the Exchange Act with the SEC by Buyer in connection with the Closing;

(iv)  certificates executed by Seller and Company representing and warranting to Buyer that each of Seller’s and Company’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any additional documentation or information required to be delivered by Company or Seller to Buyer after the date hereof and any supplements delivered to Buyer prior to the Closing Date in accordance with Section 5.6);

(v)  an opinion from Seller’s legal counsel that is satisfactory to Buyer;

(vi) such documents and instruments of transfer necessary for completion of the transfer and registration of all rights, title and interest in the Real Property to Buyer on, and effective as of, the Closing, as described in Section 3.7;

(vii) audited financial statements in accordance with U.S. Generally Accepted Accounting Principles and prepared by an audit firm that is a member in good standing of the PCAOB.

(viii)  such other documents or certificates and other instruments of transfer and conveyance as may be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller, if necessary.

(b) Buyer shall deliver to Seller a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing.

(c) Within five business days after Closing, Buyer shall deliver to Seller stock certificates evidencing the Consideration Shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS AND COMPANY

Company and Sellers, jointly and severally, represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:

SECTION 3.1 ORGANIZATION AND GOOD STANDING.

(a) Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Russian Federation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under all Company Contracts. Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. On or before the Compliance Date, Company shall deliver to Buyer a complete and accurate list of all jurisdictions in which Company is qualified to do business as a foreign entity.

(b) On or before the Compliance Date, Company shall deliver to Buyer a complete and accurate copies of the Governing Documents of Company and Subsidiary, as in effect at such time.

(c) Subsidiary is duly organized, validly existing and in good standing under the laws of the Russian Federation, with full corporate power and authority to conduct its business as it is now being conducted, to own, operate and lease it properties and assets, and to perform all its obligations under all Subsidiary Contracts. Subsidiary is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

SECTION 3.2 ENFORCEABILITY; AUTHORITY; NO CONFLICT.

(a) This Agreement constitutes the legal, valid and binding obligation of Seller and of Company, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller and Company of this Agreement and each other document to be executed or delivered by Seller at the Closing (collectively, “Seller’s Closing Documents”), Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller and of Company, enforceable against each of them in accordance with its terms. Each of Seller and of Company has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and Seller’s Closing Documents, and such action has been duly authorized by all necessary action of Seller and Company. Each of Seller and Company has all necessary legal capacity to enter into and deliver this Agreement and Seller’s Closing Documents to which it is a party and to perform such its obligations hereunder and thereunder.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) breach (A) any provision of any of the Governing Documents of Company or of Subsidiary or (B) any resolution adopted by the board of directors or analogous governing body or shareholders of Company or of Subsidiary;

(ii) breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or Order to which Company or Seller, or any Assets of Company or Subsidiary, may be subject;

(iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Company or by Subsidiary or that otherwise relates to the Assets of Company or Subsidiary or to the business of Company or of Subsidiary;

(iv) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Company Contract or any Subsidiary Contract; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any of Assets of Company or Subsidiary.

(c) Neither Company nor Sellers are required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any of the Seller’s Closing Documents or the consummation or performance of any of the Contemplated Transactions.

SECTION 3.3 CAPITALIZATION.

(a) On or before the Compliance Date, Company shall deliver to Buyer a correct and complete schedule setting forth the authorized share capital of Company. Sellers are and will be on the Closing Date the registered and beneficial owner of all of the Purchase Shares, free and clear of all Encumbrances. The Purchase Shares constitute one hundred percent (100%) of the capital of, and one hundred percent (100%) of all rights, title and interest in, Company. The Purchase Shares have been duly authorized and validly issued and registered in compliance with all pertinent Legal Requirements and are fully paid and non-assessable.

(b) There are no Contracts relating to the issuance, sale or transfer of any shares of or interests in Company, including but not limited to, any of the following: options, warrants, agreements, or other rights relating to the acquisition of shares in Company or of Company’s capital; securities or other obligations of Company convertible into shares in Company or Company's capital; or sale agreements, shareholder agreements, pledges, proxies, voting trusts, powers of attorney, restrictions on transfer or other agreements or instruments binding up on Seller (exclusive of any agreement to which Buyer is a party) and that relate to the ownership, voting or transfer of any shares of Company.

(c) Upon the consummation of the transactions contemplated by this Agreement and the registration of the Purchase Shares being transferred by Seller to the name of Buyer, Buyer will own all of the Purchase Shares, which shall include, without limitation, the entirety of Seller’s capital and profits interest in Company, the Assets of Company, Seller’s distribution and liquidation rights in the Company, and Seller’s voting and management rights and powers in the Company, free and clear of any and all Encumbrances.

(d) Company is the record holder of one hundred percent (100%) of the capital of, and one hundred percent (100%) of all rights, title, and interest in, Subsidiary. On or before the Compliance Date, Company shall deliver to Buyer a schedule setting forth a complete description of the authorized capital of Subsidiary. All of the outstanding shares of, or ownership interests in, Subsidiary is owned by Company, free and clear of all Encumbrances. All of the issued and outstanding shares of and interests in Subsidiary are validly existing, fully paid and non-assessable. Company does not own, directly or indirectly, any capital stock, membership interest, participation interest, partnership interest, joint venture interest, or other equity interest in any Person other than Subsidiary.

(e) There are no Contracts relating to the record owner of, and amount of shares of or interests in Subsidiary, including but not limited to, any of the following: options, warrants, agreements, or other rights relating to the acquisition of shares in Subsidiary or of Subsidiary’s capital; securities or other obligations of Subsidiary convertible into shares of Subsidiary’s capital; or sale agreements, shareholder agreements, pledges, proxies, voting trusts, powers of attorney, restrictions on transfer or other agreements or instruments and that relate to the ownership, voting or transfer of any shares of Subsidiary.

SECTION 3.4 FINANCIAL STATEMENTS. The Financial Statements to be delivered by Company to Buyer pursuant to Section 5.1 present fairly the financial condition of Company and Subsidiary as of the respective dates thereof and the results of their operations and cash flows for the periods indicated. The Financial Statements have been prepared by a member of a Public Company Accounting Oversight Board (“PCAOB”) approved accounting firm in accordance with GAAP.

        SECTION 3.5 BOOKS AND RECORDS. The books of account and other financial and other Records of Company and Subsidiary, all of which shall be made available to Buyer on or before the Compliance Date, are complete and correct, represent actual, bona fide transactions, and have been maintained in accordance with sound business practices. The minute books of Company and Subsidiary, all of which shall be made available to Buyer on or before the Compliance Date, contain accurate and complete Records of (a) all shareholder meetings held and all shareholder action taken, and (b) all meetings of Company’s and Subsidiary’s board of directors or other analogous bodies and committees thereof, and no meeting of any such shareholders, board of directors or other analogous bodies or committees has been held for which minutes have not been prepared or are not contained in such minute books.

SECTION 3.6 TANGIBLE PERSONAL PROPERTY; SUFFICIENCY OF ASSETS.

(a) On or before the Closing Date, Company shall provide Buyer with a complete and accurate schedule describing, and specifying the location of, all Tangible Personal Property of Company and Subsidiary. Company owns good and marketable title to all of its Tangible Personal Property, free and clear of any Encumbrances, and none of its Tangible Personal Property is held under any lease, security agreement, conditional sales contract, license, or other title retention or security arrangement, or is located other than in the possession of Company.

(b) Subsidiary owns good and marketable title to all of its Tangible Personal Property, free and clear of any Encumbrances, and none of its Tangible Personal Property is held under any lease, security agreement, conditional sales contract, license, or other title retention or security arrangement, or is located other than in the possession of Subsidiary.

(c)  The Assets of Company (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Company's business in the manner presently operated by Company and (ii) include all of the operating assets of Company.

(c)  The Assets of Subsidiary (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Subsidiary’s business in the manner presently operated by Subsidiary and (ii) include all of the operating assets of Subsidiary.

SECTION 3.7 REAL PROPERTY.

(a) Prior to the date hereof, Company has provided Buyer with a schedule of all Real Property in which Company or Subsidiary has a leasehold interest or uses in connection with the business of Company or Subsidiary, which consist of the premises where the principal offices of Company and Subsidiary are located and three additional locations, and an accurate description of all Real Property Leases. Company shall update this list as necessary prior to Closing and provide Buyer with a complete list of real property dated as of the Closing Date.

(b) Neither Company nor Subsidiary presently has an ownership interest in any Real Property. Notwithstanding the foregoing, on or before the Closing, and as a condition precedent to the Closing, Company and Seller will cause the transfer of all rights, title and interest in the Real Property from the owners thereof to Buyer, without any additional consideration payable therefore by Buyer.

SECTION 3.8 TITLE TO THE REAL PROPERTY. Upon transfer of the Real Property from the owners thereof to Buyer as provided in Section 3.7(b), Buyer will own good and marketable title to the Real Property, free and clear of any Encumbrances, other than liens for Taxes for the current tax year which are not yet due and payable ("Real Property Encumbrances"). On or before the Closing, true and complete copies of (A) all deeds, existing title insurance policies and surveys of or pertaining to the Real Property and (B) all instruments, agreements and other documents evidencing, creating or constituting any Real Property Encumbrances shall be delivered to Buyer.

SECTION 3.9 CONDITION OF FACILITIES.

(a) Use of the Real Property by Company and Subsidiary for the various purposes for which they are presently being used are permitted as of right under all applicable zoning requirements and are not subject to "permitted nonconforming" use or structure classifications. All Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. No part of any Improvement encroaches on any real property not included in the definition of Real Property as it pertains to Company or Subsidiary, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining real property that encroach up on any part of the Land. The Land for each owned Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Land and comprising a part of the Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Facilities located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction. There is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of Company or Subsidiary.

(b) Each item of Tangible Personal Property of Company and of Subsidiary is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. No item of Tangible Personal Property of Company or Subsidiary is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. All Tangible Personal Property used in Company's business is in the possession of Company. All Tangible Personal Property used in each Subsidiary’s business is in the possession of such Subsidiary

SECTION 3.10 ACCOUNTS RECEIVABLE. All Accounts Receivable of Company and Subsidiary that are reflected in the most recent balance sheet of the Financial Statements (the “Last Balance Sheet”) or in the accounting Records of Company or Subsidiary as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Company or Subsidiary in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Last Balance Sheet (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Company or Subsidiary, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

SECTION 3.11 INVENTORIES. All items included in the Inventories of Company and Subsidiary consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Company and Subsidiary. Company and Subsidiary are not in possession of any inventory not owned by it, including goods already sold, and no items included in the Inventories have been pledged as collateral or are held on consignment from others. Inventories now on hand that were purchased after the date of the Last Balance Sheet were purchased in the Ordinary Course of Business of Company or Subsidiary at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item falling within the definition of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Company and Subsidiary. Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

SECTION 3.12 NO UNDISCLOSED LIABILITIES. Neither Company nor Subsidiary has any Liabilities except for Liabilities reflected or reserved against in the Financial Statements, and current Liabilities incurred in the Ordinary Course of Business of Company or of Subsidiary since the date of the Last Balance Sheet, which will not, individually or in the aggregate, have a material adverse effect on Company or Subsidiary.

SECTION 3.13 TAXES.

(a) Tax Returns Filed and Taxes Paid. Company and Subsidiary have filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to all applicable Legal Requirements. All Tax Returns and reports filed by Company and Subsidiary are true, correct and complete. Company and Subsidiary have paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Company or Subsidiary, except such Taxes, if any, as are listed in a schedule provided by Company to Buyer on or before the Compliance Date and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Last Balance Sheet. Neither Company nor Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Company or Subsidiary does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no Encumbrances on any of the Assets of Company or Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax, and Company has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. On or before the Compliance Date, Company shall deliver or make available to Buyer copies of all Tax Returns of Company and Subsidiary. On or before the Compliance Date, Company shall deliver to Buyer a complete and accurate list of all Tax Returns of Company and of Subsidiary that have been audited or are currently under audit and which accurately describes any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Company, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in the schedule to be provided by Company to Buyer on or before the Compliance Date. Company will deliver, or make available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Company has no Knowledge that any Governmental Body is likely to assess any additional Taxes for any period for which Tax Returns of Company or of Subsidiary have been filed. There is no dispute or claim concerning any Taxes of Company or of Subsidiary either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Company has Knowledge. On or before the Compliance Date, Company shall provide Buyer with a list of all Tax Returns of Company and of Subsidiary for which the applicable statute of limitations has not run. Except as disclosed by Company to Buyer in writing on or before the Compliance Date, neither Company nor Subsidiary has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes by Company or by Subsidiary or for which Company or Subsidiary may be liable.

(c) Proper Accrual. The charges, accruals and reserves with respect to Taxes on the Records of Company are adequate (determined in accordance with GAAP) and are at least equal to Company's liability for Taxes. The charges, accruals and reserves with respect to Taxes on the Records of Subsidiary are adequate (determined in accordance with GAAP) and are at least equal to Subsidiary’s liability for Taxes. There exists no proposed Tax assessment or deficiency against Company or Subsidiary.

SECTION 3.14 NO MATERIAL ADVERSE CHANGE. Since the date of the Last Balance Sheet, there has not been any material adverse change in the business, operations, prospects, Assets, results of operations or condition (financial or otherwise) of Company or of Subsidiary, and no event has occurred or circumstance exists that may result in such a material adverse change. Since the date of the Last Balance Sheet, Company and Subsidiary has conducted its respective business only in the Ordinary Course of Business and there has not been any:

(a) change in Company's or Subsidiary’s authorized or issued share capital, grant of any option or right to purchase shares of or interests in Company or in Subsidiary, or issuance of any security convertible into such shares or interests;

(b) amendment to the charter or foundation documents of Company or of Subsidiary or any other Governing Documents of Company or of Subsidiary;

(c) payment (except in the Ordinary Course of Business) or increase by Company or by Subsidiary of any bonuses, salaries or other compensation to Seller, or any director, officer or employee of Company or of Subsidiary or entry into any employment, severance or similar Contract with any director, officer or employee of Company or of Subsidiary;

(d) adoption of, amendment to, or increase in the payments to or benefits arising under, any Employee Plan of Company or of Subsidiary;

(e) damage to or destruction or loss of any Assets of Company or Subsidiary, whether or not covered by insurance;

(f) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Company or Subsidiary is a party, or (ii) any Contract or transaction involving a total remaining commitment by Company or of Subsidiary of at least $10,000;

(g) sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of Company or any Asset or property of Subsidiary (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset of Company or Subsidiary;

(h) cancellation or waiver of any claims or rights with a value to Company or to Subsidiary in excess of $10,000;

(i) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Company or Subsidiary;

(j) material change in the accounting methods used by Company or Subsidiary; or

(k) entry by Company or Subsidiary into any Contract to do any of the foregoing.

SECTION 3.15 PERSONNEL MATTERS.

(a)  On or before the Compliance Date, Company will deliver to Buyer a correct and complete list of each director, officer, employee, independent contractor, consultant and agent of Company and of Subsidiary whose aggregate compensation for the calendar year ended December 31, 2006 exceeded $30,000, including but not limited to, each employee on leave of absence or layoff status. No retired employee, director, of officer of Company or of Subsidiary is receiving benefits or scheduled to receive benefits in the future.

(b) Neither Company nor Subsidiary is a party to any employment, consulting or similar agreement, written or oral, with any Person.

(c)  No employees of Company or of Subsidiary are represented by any labor union or similar organization.  Neither Company nor Subsidiary is party to any collective bargaining or similar agreement covering any of its employees. No labor union or similar organization or group of employees has made a demand for recognition, filed a petition seeking a representation proceeding or given Company or Subsidiary notice of any intention to hold an election of a collective bargaining representative at any time during the past three (3) years.

(d) Except as set forth on a schedule provided by Company to Seller on or before the Compliance Date, neither Company nor Subsidiary has or maintains any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical plan, or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Company or of Subsidiary (collectively, “Employee Plans”). Except as set forth on a schedule provided by Company to Seller on or before the Compliance Date there are not any severance or termination agreements or arrangements between Company or Subsidiary and any current or former employee, officer of director of Company or Subsidiary, nor does Company or Subsidiary have any general severance plan or policy.

(e)  Company and Subsidiary have complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and occupational safety and health. Neither Company nor Subsidiary is liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(f) To the Knowledge of Seller or Company, no officer, director, agent, employee, consultant, or contractor of Company or of Subsidiary is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to engage in or continue or perform any activity, duties or practice relating to the business of Company or of Subsidiary. No former or current employee of Company or of Subsidiary is a party to, or is otherwise bound by, any Contract that in any way has adversely affected, affects, or will affect the ability of Company, Subsidiary or Buyer to conduct the business as heretofore carried on by Company or Subsidiary.

SECTION 3.16 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

(a) Company and Subsidiary are, and at all times have been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its Assets. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Company or Subsidiary of, or a failure on the part of Company or Subsidiary to comply with, any Legal Requirement or may give rise to any obligation on the part of Company or Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or any actual, alleged, possible or potential obligation on the part of Company or of Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) On or before the Compliance Date, Company shall provide Buyer with a schedule containing a complete and accurate list of each Governmental Authorization that is held by Company or that otherwise relates to Company's business or its Assets. Each Governmental Authorization listed or required to be listed in said schedule is valid and in full force and effect. Except as set forth in said schedule:

(i) Company is, and has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in said schedule;

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in said schedule or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in said schedule;

(iii) Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in said schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(v) The Governmental Authorizations listed in said schedule collectively constitute all of the Governmental Authorizations necessary to permit Company to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Company to own and use its Assets in the manner in which it currently owns and uses such Assets.

(c) On or before the Compliance Date, Company shall deliver to Buyer a schedule containing a complete and accurate list of each Governmental Authorization that is held by Subsidiary or is necessary for Subsidiary to operate its business in the manner in which it currently conducts and operates such business and to permit Subsidiary to own and use its Assets in the manner in which it currently owns and uses such Assets. Except as set forth in said schedule:

(i) Subsidiary is, and has been, in full compliance with all of the terms and requirements of each Governmental Authorization necessary for the operation of its business and ownership and use of its Assets;

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any such Governmental Authorization(s) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such Governmental Authorization(s);

(iii) Company and Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any such Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of any Governmental Authorizations for Subsidiary have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

SECTION 3.17 LEGAL PROCEEDINGS; ORDERS.

(a) There is no pending or threatened Proceeding: (i) by or against Company or Subsidiary that otherwise relates to or may affect the business of, or any of the Assets owned or used by, Company or Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Company or Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(b) There is no Order to which Company, its business or any of its Assets is or has been subject. There is no Order to which Subsidiary, or its business or any of its Assets is or has been subject. To the Knowledge of Company or Seller, no officer, director, agent or employee of Company or of Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Company or of Subsidiary.

SECTION 3.18 CONTRACTS; NO DEFAULTS.

(a) On or before the Compliance Date, Company will provide Buyer with an accurate and complete list of, and accurate and complete copies of, each Company Contract and Subsidiary Contract. Said schedule will include a summary of all material terms of such Contracts, including the parties thereto, the amount of the remaining commitment of Company or Subsidiary under the Contracts, and the location where the executed copies of such Contracts are located.

(b) Except as set forth in said schedule, Seller has no rights and is not subject to any obligations or liabilities under, any Contract that relates to the business of Company or Subsidiary or any of the Assets of Company or Subsidiary.

(c) Except as set forth in said schedule:

(i) each Contract identified or required to be identified in said schedule is in full force and effect and is valid and enforceable in accordance with its terms;

(ii) to the Knowledge of Company and Seller, no Contract identified or required to be identified in said schedule will, upon completion or performance thereof, have a material adverse effect on the business, Assets or condition of Company or of Subsidiary.

(d) Except as set forth in said schedule:

(i) Company and Subsidiary are, and at all times have been, in compliance with all applicable terms and requirements of each Contract applicable to it;

(ii) each other Person that has or had any obligation or liability under any Company Contract or Subsidiary Contract is, and at all times has been, in full compliance with all applicable terms and requirements of such Contract;

(iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Company, Subsidiary or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Company Contract or Subsidiary Contract;

(iv) no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would trigger the creation of any Encumbrance affecting any of the Assets of Company or Subsidiary; and

(v) neither Company nor Subsidiary has given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract;

(e) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Company or Subsidiary under any Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made oral or written demand for such renegotiation.

       (f) Each Contract relating to the sale, design, manufacture or provision of products or services by Company or Subsidiary has been entered into in the Ordinary Course of Business of Company or Subsidiary and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

SECTION 3.19 INSURANCE.

(a) On or before the Compliance Date, Company shall deliver to Buyer accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Company or Subsidiary is a party.

(b) On or before the Compliance Date, Company shall deliver to Buyer a schedule describing all obligations of Company and Subsidiary to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifying the policy under which such coverage is provided.

(c) All policies of insurance to which Company or Subsidiary is a party or that provide coverage to Company or Subsidiary: (i) are valid, outstanding and enforceable; (ii) are issued by an insurer that is financially sound and reputable; (iii) taken together, provide adequate insurance coverage for the Assets and the operations of Company and Subsidiary for all risks normally insured against by a Person carrying on the same business or businesses as Company and Subsidiary in the same location or locations and for all risks to which Company and Subsidiary are normally subject; and (iv) are sufficient for compliance with all Legal Requirements and Company Contracts and Subsidiary Contracts;

(d) Company and Subsidiary have not received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (ii) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder. Company and Subsidiary have paid all insurance premiums as, and when due, and have otherwise performed all of its obligations under each policy of insurance to which it is a party or that lists Company or Subsidiary as a beneficiary. Company and Subsidiary have given notice to all insurers of any claims that may be submitted under said policies of insurance.

SECTION 3.20 ENVIRONMENTAL MATTERS. Except as disclosed in a schedule provided by Company to Buyer on or before the Compliance Date:

(a) Company and Subsidiary are, and at all times have been, in full compliance with, and have not been and are not in violation of or liable under, any Environmental Law.  Neither Company nor Seller has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held deemed responsible received any actual or threatened Order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or any prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or potential liability for any Environmental, Health and Safety Liabilities with respect to any Facility or other property or Asset (whether real, personal or mixed) in which Company or Subsidiary has or had an interest, or at which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Company or Subsidiary or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b) There are no pending or, to the Knowledge of Company or Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law affecting any Facility or any other property or asset (whether real, personal or mixed) in which Company or Subsidiary has or had an interest.

(c) Neither Company nor Seller has any Knowledge of or any basis to expect, nor has any of them, or any other Person for whose conduct any of them are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or Asset (whether real, personal or mixed) in which Company or Subsidiary has or had an interest, or at which Hazardous Materials were generated, manufactured, refined, imported, used or processed by Company or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d) Neither Company, Subsidiary, nor any other Person for whose conduct Company or Subsidiary is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Company or Seller, with respect to any other property or Asset (whether real, personal or mixed) in which Company (or any predecessor) or Subsidiary has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or Asset.

(e) There are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, dumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon. Neither Company, Subsidiary, nor any Person for whose conduct Company or Subsidiary is or may be held responsible, or to the Knowledge of Company or Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or Assets (whether real, personal or mixed) in which Company or Subsidiary has or had an interest except in full compliance with all applicable Environmental Laws.

(f) There has been no Release or, to the Knowledge of Company or Seller, Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed or from any other property or Asset (whether real, personal or mixed) in which Company or Subsidiary has or had an interest, or to the Knowledge of Company or Seller any geologically or hydrologically adjoining property, whether by Company or Subsidiary or any other Person.

(g) On or before the Compliance Date, Company shall deliver to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Company or Subsidiary pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Company or Subsidiary or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

SECTION 3.21 INTELLECTUAL PROPERTY ASSETS.

(a) The term "Intellectual Property Assets" means all intellectual property owned or licensed (as licensor or licensee) by or to Company or Subsidiary, as the case may be, including: (i) Company's or Subsidiary’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, "Marks"); (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, "Patents"); (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, "Copyrights"); (iv) all rights in mask works; (v) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, "Trade Secrets"); and (vi) all rights in internet web sites and internet domain names presently used by Company or Subsidiary (collectively "Net Names").

(b) On or before the Compliance Date, Company shall deliver to Buyer a complete and accurate list and summary description, including any royalties paid or received by Company or Subsidiary, and accurate and complete copies, of all Company Contracts and Subsidiary Contracts relating to the Intellectual Property Assets of Company and Subsidiary. There are no outstanding and no threatened disputes or disagreements with respect to any such Contract.

(c)  The Intellectual Property Assets of Company and Subsidiary are all those necessary for the operation of Company's business or Subsidiary’s business as it is currently conducted. Company is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets of Company, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses which shall be listed in a schedule and provided by Company to Buyer on or before the Compliance Date. Subsidiary is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets of Subsidiary, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses which shall be listed in a schedule and provided by Company to Buyer on or before the Compliance Date.

(d)  All former and current employees of Company have executed written Contracts with Company assigning to Company all rights to any inventions, Improvements, discoveries or information relating to the business of Company. All former and current employees of Subsidiary have executed written Contracts with Subsidiary assigning to Subsidiary all rights to any inventions, Improvements, discoveries or information relating to the business of Subsidiary.

(e) On or before the Compliance Date, Company shall deliver to Buyer  a complete and accurate list and summary description of all Patents of Company and Subsidiary. All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. There is no potentially interfering patent or patent application of any Third Party.
(f) Except as set forth in a disclosure schedule provided by Company to Buyer on or before the Compliance Date, (A) no Patent is infringed or, to the Knowledge of Company or Seller, has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(g) All products made, used or sold under the Patents have been marked with the proper Patent notice.

(h) On or before the Compliance Date, Company shall deliver to Buyer a complete and accurate list and summary description of all Marks of Company and Subsidiary, identifying the place(s) of registration of the Marks. All Marks are currently in compliance with all formal Legal Requirements, are valid and enforceable and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date. No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to the Knowledge of Company or Seller, no such action is threatened with respect to any of the Marks. To the Knowledge of Company or Seller, there is no potentially interfering trademark or trademark application of any other Person. No Mark is infringed or, to Company's Knowledge, has been challenged or threatened in any way. None of the Marks used by Company or Subsidiary infringes or is alleged to infringe any trade name, trademark or service mark of any other Person. All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(i) On or before the Compliance Date, Company shall deliver to Buyer a complete and accurate list and summary description of all Copyrights of Company and Subsidiary. All of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing. No Copyright is infringed or, to the Knowledge of Company or Seller, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person. All works encompassed by the Copyrights have been marked with the proper Copyright notice.

(j) With respect to each Trade Secret of Company and Subsidiary, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the Knowledge or memory of any individual. Company and Subsidiary have taken all reasonable precautions to protect the secrecy, confidentiality and value of all its Trade Secrets (including the enforcement by Company and Subsidiary of a policy requiring each of their respective employees or contractors to execute proprietary information and confidentiality agreements, and all current and former employees and contractors of Company and Subsidiary have executed such an agreement). Company has good title to and an absolute right to use its Trade Secrets. Subsidiary has good title to and an absolute right to use its Trade Secrets. The Trade Secrets of Company and Subsidiary are not part of the public Knowledge or literature and, to the Knowledge of Company or Seller, have not been used, divulged or appropriated either for the benefit of any Person (other than Company or Subsidiary) or to the detriment of Company or Subsidiary. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(k) On or before the Compliance Date, Company shall deliver to Buyer a complete and accurate list and summary description of all Net Names of Company and Subsidiary.

SECTION 3.22 BROKERS OR FINDERS. Except as disclosed in this Agreement, neither Company, Seller, nor any of their respective Representatives has or have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of the Purchase Shares or the Company's business or its Assets or the Contemplated Transactions.

SECTION 3.23 SECURITIES LAW MATTERS.

(a) Seller understands that the Consideration Shares are being offered and made in reliance on one or more exemptions from the registration requirements of United States federal and state securities laws and that Buyer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the applicability of such exemptions and the suitability of Seller to acquire the Consideration Shares.

(b) Seller (Raju Kumar Singh and Armen Karapetyan) are acquiring the Consideration Shares for Seller’s own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Seller (Raju Kumar Singh) is not a U.S. person (as that term is defined in Regulation S Promulgated under the Securities Act). Except as otherwise set forth in a schedule provided by Company to Buyer on or before the Compliance Date, Singh and Karapetyan are “accredited investors” (as that term is defined in Rule 501 of the General Rules and Regulations under the Securities Act by reason of Rule 501(a)(3)), and Seller is (i) experienced in making investments of the kind described in this Agreement and the related documents, (ii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by Buyer or any of its affiliates or selling agents), to protect its own interests in connection with the Contemplated Transactions, and (iii) able to afford the entire loss of its investment in the Consideration Shares. Singh has been provided an opportunity for a reasonable period of time prior to the date hereof to obtain additional information concerning the Consideration Shares, Buyer, and all other information to the extent Buyer possesses such information or can acquire it without unreasonable effort or expense.

      (c) Sellers understand that the Consideration Shares shall be “restricted” (as that term is defined in Rule 144 promulgated under the Securities Act), and each certificate representing the Consideration Shares shall be endorsed with the following restrictive legend or one that is substantially similar to it, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE SECURITIES ACT AND ALL APPLICABLE STATE AND FOREIGN SECURITIES LAWS, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL, STATE AND FOREIGN SECURITIES LAWS.”

SECTION 3.25 DISCLOSURE.

(a) No representation, warranty or other statement made by Company or Sellers in this Agreement, or the schedules or other documentation provided by Company or Sellers pursuant to this Agreement, any supplement thereto, or the certificates delivered pursuant to Section 2.3(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement of material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b) Neither of the Sellers nor the Company has Knowledge of any fact that has specific application to Company or Subsidiary (other than general economic or industry conditions) or the Purchase Shares and that may materially adversely affect the Purchase Shares or the Assets, business, prospects, financial condition or results of operations of Company or Subsidiary that has not been set forth in this Agreement. No event, condition, or other matter, or any series of events, conditions or other matters, currently exists that, individually or in the aggregate, adversely affects the Purchase Shares or the Assets, business, prospects, financial condition or results of its operations of Company or Subsidiary that has not been specifically disclosed to Buyer in writing by Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Company and Seller, as of the date hereof and as of the Closing Date, as follows:

SECTION 4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is now conducted.

SECTION 4.2 AUTHORITY; NO CONFLICT.

(a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the other documents to be executed or delivered by Buyer at Closing (collectively, the "Buyer's Closing Documents"), each of the Buyer's Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer's Governing Documents; (ii) any resolution adopted by the board of directors of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

SECTION 4.3 CAPITALIZATION. On or before the Compliance Date, Buyer shall deliver to Company and Seller a schedule that correctly and completely sets forth the authorized share capital of Buyer.

SECTION 4.4 FILINGS WITH THE SEC. As of their respective dates, the documents filed by Buyer with the SEC (the “SEC Documents”) complied in all material respects with the requirements of the Securities Act of or the Exchange Act, as the case may be, and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements of Buyer included in the SEC Documents comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with GAAP on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto or (b) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Buyer as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

SECTION 4.5 VALID ISSUANCE. The Consideration Shares, issued in accordance with the terms hereof and on the basis of the representations and warranties of Seller set forth herein, may and shall be properly issued by Buyer to Seller pursuant to any applicable federal or state law.

SECTION 4.6 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer that challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been threatened.

SECTION 4.7 BROKERS OR FINDERS. Except as disclosed herein or in a schedule delivered by Buyer to Company and Seller on or before the Compliance Date, neither Buyer nor any of its Representatives has incurred any obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the Contemplated Transactions.

ARTICLE V
COVENANTS AND AGREEMENTS PRIOR TO CLOSING

SECTION 5.1 FINANCIAL STATEMENTS. At least three days prior to Closing, Company shall provide Buyer with such audited financial statements of the Company and Subsidiary as may be required by the SEC (“Financial Statements”). The Financial Statements shall be prepared by a member of a PCAOB approved accounting firm in accordance with GAAP, and shall be true and correct and not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and representation therein not misleading.

SECTION 5.2 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice, Seller and Company, on the one hand, and Buyer on the other hand, shall (a) afford the other Party(ies) and their respective Representatives full and free access, during regular business hours, to their respective employees, officers, directors and agents, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with their respective operations; (b) furnish the other Party(ies) with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as the other Party(ies) may reasonably request; (c) furnish the other Party(ies) with such additional financial, operating and other relevant data and information as the other parties may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by the other Party(ies), with the other Party(ies)’ investigation of the properties, Assets and financial condition. In addition, the other Parties shall have the right to have the real property and Tangible Personal Property inspected by them, at their sole cost and expense, for purposes of determining the physical condition and legal characteristics of the real property and Tangible Personal Property.

SECTION 5.3 OPERATION OF THE BUSINESS AND CONDUCT OF COMPANY AND SUBSIDIARY PRIOR TO CLOSING.

(a)  Between the date of this Agreement and the Closing, Company shall, and shall cause Subsidiary to (and Seller shall cause Company to):

(i) conduct its business only in the Ordinary Course of Business;

(ii) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer's behalf, use its Best Efforts to maintain its respective business organizations intact, keep available the services of its officers, employees and agents, and maintain its relationship and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(iii) confer with Buyer prior to the implementation of operational decisions of a material nature with respect to Company or Subsidiary;

(iv) otherwise report periodically to Buyer concerning the status of the business, operations and finances of Company and Subsidiary;

(v) make no material changes in employment status of employees having managerial responsibilities or officers or directors without prior consultation with Buyer;

(vi) maintain its Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of its business;

(vii) keep in full force and effect, without amendment, all material contractual and other contractual and other rights relating to Company's or Subsidiary’s business;

(viii) comply with all Legal Requirements and contractual obligations applicable to the operations of Company's or Subsidiary’s business;

(ix) continue insurance coverage in full force and effect under existing policies of insurance or substantially equivalent policies;

(x) cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required for Buyer to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Company to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;

(xi) upon request of Buyer from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration; and

(xii) maintain all books and Records of Company and Subsidiary relating to their respective businesses in the Ordinary Course of Business.

(b)  Between the date of this Agreement and the Closing, Seller shall not:

(i)  sell, transfer or otherwise dispose of any of the Purchase Shares or any interest in the Purchase Shares and/or agree to do any of the foregoing;

(ii) accept any dividend or other distribution in respect of any of the Purchase Shares;

(iii)  incur, make, assume or suffer to exist any Encumbrance or other matter affecting title to any of the Purchase Shares;

(iv)  enter into any shareholder agreements, voting trusts, restrictions on transfer or other agreements or instruments that would be binding on the Buyer as the owner of the Purchase Shares; or

(v)  take any action, that would result in any of the Seller’s representations and warranties in this Agreement being untrue and incorrect and Seller shall use its best efforts to prevent the occurrence of any event or the existence of any condition.

SECTION 5.4 NEGATIVE COVENANT. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Company shall not, and Seller shall not permit Company to, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.14 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization; (c) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained in the Ordinary Course of Business; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to Company, Subsidiary, or the Assets or business of Company or Subsidiary.

SECTION 5.5 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Company shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Company and Seller also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Company and Seller also shall cooperate with Buyer and its Representatives in obtaining all Material Consents.

SECTION 5.6 NOTIFICATION. Between the date of this Agreement and the Closing, Seller and Company shall promptly notify Buyer in writing upon becoming aware of (a) any fact or condition that causes or constitutes a Breach of any of Company's or Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Company's or such Seller's discovery of, such fact or condition. Should any such fact or condition require any change to the representations and warranties made herein, the Company and Seller shall promptly deliver to Buyer a written supplement specifying such change. Such delivery shall not affect any rights of Buyer under Section 9.2 and Article 11. During the same period, Company and Seller shall also promptly notify Buyer of the occurrence of any Breach of any covenant of Company or Seller or of the occurrence of any event that may make the satisfaction of the conditions set forth in Article 7 impossible or unlikely.

  SECTION 5.7 NO NEGOTIATION. Until such time as this Agreement shall have been terminated pursuant to Section 9.1, neither Company nor Seller shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Company, including but not limited to the sale by Seller of any shares of Company, the merger or consolidation of Company or the sale of Company's business or any of its Assets (other than in the Ordinary Course of Business). Company and Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Company or Seller.

SECTION 5.8 BEST EFFORTS. Company and Seller shall use their Best Efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.

SECTION 5.9 PAYMENT OF LIABILITIES. Company shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations.

SECTION 5.10 COOPERATION WITH RESPECT TO FINANCIAL REPORTING. After the date of this Agreement, Seller and Company shall reasonably cooperate with Buyer in connection with Buyer's preparation of financial statements and other information required for Buyer’s filings with the SEC under the Exchange Act, including but not limited to, Buyer’s Form 8-K that is to be filed with the SEC pursuant to the Exchange Act in connection with the Closing.

SECTION 5.11 TRANSFER OF REAL PROPERTY. On or before the Closing, Company and Seller shall cause the transfer of all rights, title and interest in the Real Property from the owners thereof to Buyer, without any additional consideration payable therefore by Buyer, as provided in Section 3.7.

ARTICLE VI
ADDITIONAL COVENANTS OF BUYER

SECTION 6.1 BEST EFFORTS. Buyer shall use its Best Efforts to cause the conditions in Article 8 and Section 7.4 to be satisfied.

ARTICLE VII
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Purchase Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

SECTION 7.1 RECEIPT OF FINANCIAL STATEMENTS. Company shall have provided Buyer with Company’s and Subsidiary’s Financial Statements at least three days prior to closing but in no event later than January 31, 2008 unless extended by the mutual consent of the companies. The Financial Statements shall be true and correct and not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

SECTION 7.2 ACCURACY OF REPRESENTATIONS. All of Seller’s and Company’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement provided by Seller or Company to Buyer pursuant to Section 5.6.

SECTION 7.3 COMPANY'S PERFORMANCE. All of the covenants and obligations that Company and Seller are required to perform or with which Company and Seller are required to comply pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

SECTION 7.4 CONSENTS. Each of the Consents identified in a schedule to be provided by Buyer to Company and Seller on or before the Compliance Date (the "Material Consents") shall have been obtained and shall be in full force and effect.

SECTION 7.5 ADDITIONAL DOCUMENTS. Company and Seller shall have caused the documents and instruments required by Section 2.3(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a) The charter and foundation documents of Company and Subsidiary and any amendments thereto, duly certified as of a recent date by the appropriate officials of the jurisdiction of Company's and Subsidiary’s organization;

(b) If requested by Buyer, any Consents or other instruments that may be required to permit Buyer's qualification in each jurisdiction in which Company is licensed or qualified to do business as a foreign corporation under the name "Intercare LLC" or any derivative thereof;

  (c) Releases of all Encumbrances on the Assets;

(d) Certificates dated as of a date not earlier than the third Business Day prior to the Closing as to the good standing of Company, executed by the appropriate officials in each jurisdiction in which Company is licensed or qualified to do business as a foreign corporation; and

(e) Such other documents as Buyer may request for the purpose of: (i) evidencing the accuracy of any of Company's or Seller’s representations and warranties; (ii) evidencing the performance by Company or Seller of, or the compliance by Company or Seller with, any covenant or obligation required to be performed or complied with by Company or Seller; (iii) evidencing the satisfaction of any condition referred to in this Article 7; or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

SECTION 7.6 NO PROCEEDINGS. Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

SECTION 7.7 NO CONFLICT. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

SECTION 7.8 GOVERNMENTAL AUTHORIZATIONS. Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Company’s business from and after the Closing.

SECTION 7.9 DUE DILIGENCE; SATISFACTION WITH DUE DILIGENCE.

(a) Seller and the Company shall have provided to the Company the information required to be set forth in the schedules referred to in the relevant provisions of this Agreement or otherwise required to be disclosed or provided to Buyer pursuant to this Agreement.

(b) Buyer shall have completed its legal, accounting, and business due diligence of the Company and Subsidiary and the results thereof shall be satisfactory to Buyer in its sole and absolute discretion.

SECTION 7.10 OTHER INFORMATION REQUIRED FOR SEC. Company and Seller shall have prepared and delivered to Buyer any other information from Company or Seller required to be filed pursuant to the Exchange Act with the SEC by Buyer in connection with the Closing.

SECTION 7.11 SECURITIES LAW MATTERS. The offer and issuance of the Consideration Shares shall not be in violation of the applicable federal or state securities laws.

SECTION 7.12 TRANSFER OF REAL PROPERTY. On or before the Closing, Company and Seller shall have caused the transfer of all rights, title and interest in the Real Property from the owners thereof to Buyer, without any additional consideration payable therefore by Buyer, as provided in Section 3.7.

ARTICLE VIII
CONDITIONS PRECEDENT TO SELLER’S AND COMPANY’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Purchase Shares and to take the other actions required to be taken by Seller at the Closing, and Company’s obligation to take such actions required by Company at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller and Company in whole or in part):

SECTION 8.1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

SECTION 8.2 BUYER’S PERFORMANCE. All of the covenants and obligations that Buyer is required to perform or with which Buyer is required to comply pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

SECTION 8.3 CONSENTS. Each of the Consents identified in a schedule to be provided by Company and Seller to Buyer on or before the Compliance Date shall have been obtained and shall be in full force and effect.

SECTION 8.4 ADDITIONAL DOCUMENTS. Buyer shall have caused the documents and instruments required by Section 2.3(b) and the following documents to be delivered (or tendered subject only to Closing) to Company and Seller as well as such other documents as Company and Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or with which Buyer is required to comply or (iii) evidencing the satisfaction of any condition referred to in this Article 8.

SECTION 8.5 NO INJUNCTION. No Legal Requirement, injunction or other Order shall be in effect that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE IX
TERMINATION

SECTION 9.1 TERMINATION EVENTS. By written notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated by the Party or Parties referenced below as follows:

(a) by Buyer, if Company or Seller is in material Breach of any representation, warranty, covenant, or agreement of such Party contained in this Agreement, or any such representation or warranty shall have become untrue (unless such Breach results primarily from Buyer breaching any representation, warranty, covenant or agreement in this Agreement), and such Breach has not been waived by Buyer;

(b) by Buyer, if Buyer shall have not received from Company the Company’s Financial Statements on or before January 31, 2008 unless extended by the mutual consent of the parties;

(c) by Buyer, if Buyer shall have not received from Seller or the Company the information required to be set forth in the schedules referred to in the relevant provisions of this Agreement or otherwise required to be disclosed or provided to Buyer pursuant to this Agreement, and Buyer has not granted an extension of time to Seller or Company;

(d) by Buyer, if Buyer shall have completed its legal, accounting, and business due diligence of the Company, and the results thereof are not deemed satisfactory to Buyer in its sole and absolute discretion;

(e) by Buyer, if any condition in Article 7 has not been satisfied as of the End Date, other than the Company’s obligation to provide Financial Statements which must be satisfied on or before January 31, 2008 unless Buyer grants an extension to Seller or Company, as applicable, (unless the failure results primarily from Buyer breaching any representation, warranty, covenant, or agreement contained in this Agreement), and Buyer has not waived such condition on or before such date;

(e) by Seller, if Buyer is in material Breach of any representation, warranty, covenant, or agreement of Buyer, or any such representation or warranty shall have become untrue (unless such Breach results primarily from Seller or Company breaching any representation, warranty, covenant or agreement in this Agreement), and such Breach has not been waived by Seller or Company;

(f) by Seller, if any condition in Article 8 has not been satisfied as of the End Date (unless the failure results primarily from Seller or Company breaching any representation, warranty, or covenant contained in this Agreement), and Company and Seller have not waived such condition on or before such date;

(f) by mutual consent of Buyer, Seller, and Company; or

(g) by Buyer, if the Closing has not occurred on or before February 28, 2008, and Buyer has not extended the date for the Closing.

SECTION 9.2 EFFECT OF TERMINATION. Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement, at law or in equity, and the exercise of such right of termination will not be an election of remedies to the exclusion of any others. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Articles 12 and 13 will survive; provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the non-terminating party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE X
ADDITIONAL COVENANTS

SECTION 10.1 FURTHER ASSURANCES. From and after the date hereof, and continuing after the Closing, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other any further information that any party hereto may reasonably require; (b) execute and deliver to each other party such other documents as such other parties may reasonably require; and (c) do such other acts and things as the other parties may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

SECTION 10.2 POST-CLOSING SEC FILINGS. As soon as practicable following the Closing, Buyer shall cause the transactions contemplated hereunder to be memorialized and disclosed by making all filings or recordings required under applicable law. Seller hereby covenants and agrees to aid Buyer, as specifically requested by Buyer, in preparing and making such filings or recordings.

SECTION 10.3 SOUTHEASTERN FINANCIAL HOLDINGS, LLC. Seller (Singh) acknowledge that SOUTHEASTERN FINANCIAL HOLDINGS, LLC, and/or its wholly owned subsidiary BASIS FINANCIAL, LLC, has provided, or will be providing financial consulting services to Buyer relating to the contemplated acquisition transactions and that the Seller (Armen Karapetyan) is a principal. Additional consideration may be paid to either by the Company following Closing.

ARTICLE XI
INDEMNIFICATION; REMEDIES

SECTION 11.1 SURVIVAL.

(a)  All representations, warranties, covenants and obligations in this Agreement, the schedules or other documentation provided pursuant to this Agreement, any supplements thereto, the certificates delivered pursuant to Section 2.3, and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions until the expiration of their respective statutes of limitations.

(b)  The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or upon the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

SECTION 11.2 INDEMNIFICATION AND REIMBURSEMENT BY SELLER. Seller and Company shall, jointly and severally, indemnify and hold harmless Buyer, and its Representatives, shareholders, directors, officers, employees, agents, subsidiaries, and affiliates (collectively, the "Buyer Indemnified Persons"), and shall reimburse the Buyer Indemnified Persons for any loss, Liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a Third Party Claim (collectively, "Damages"), arising from or in connection with:

(a)  any Breach of any representation or warranty made by Seller or Company in this Agreement and any other certificate, document, writing or instrument delivered by Seller or Company pursuant to this Agreement;

(b)  any Breach of any covenant or obligation of Seller or Company in this Agreement or in any other certificate, document, writing or instrument delivered by Seller or Company pursuant to this Agreement;

(c)  any Liability arising out of the operation of Company or Subsidiary or the business or Assets of Company or Subsidiary prior to the Closing Date;

(d)  any product or any services sold, included in Inventory, or otherwise provided by, Company or Subsidiary, in whole or in part, prior to the Closing Date, including claims for Breach of warranty or product Liability;

(e)  any Liability under any Company Contract or Subsidiary Contract entered into prior to the Closing Date;

(f)  any Liability for Taxes, including (i) any Taxes arising as a result of the Company's or Subsidiary’s operation of its Business or ownership of its Assets prior to the Closing Date, and (ii) any Taxes that will arise as a result of the sale of the Purchase Shares pursuant to this Agreement;

(g)  any Liability relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Company's or Subsidiary’s employees or former employees or both;

(h)  any Liability relating to the payment of all wages and other remuneration due to any Company or Subsidiary employees with respect to their services as employees of Company or Subsidiary through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date and the payment of any termination or severance payments.

(i)  any Liability arising out of any Proceeding commenced after the Closing Date and arising out of or relating to any occurrence or event happening prior to the Closing Date, and any Liability under any Company or Subsidiary Contract that arises after the Closing but that arises out of or relates to any Breach that occurred prior to the Closing, and any such other Liability;

(j)  any Liability arising out of or resulting from Company's or Subsidiary’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(k)  any Liability of Company under this Agreement or any other document executed in connection with the Contemplated Transactions; and

(l)  any Liability of Company or Subsidiary based upon Seller’s acts or omissions occurring after the Closing Date.

SECTION 11.3 INDEMNIFICATION AND REIMBURSEMENT BY BUYER. Buyer will indemnify and hold harmless Seller and Company, and will reimburse Seller and Company, for any Damages arising from or in connection with:

  (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement; or

(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement.

SECTION 11.4 THIRD-PARTY CLAIMS.

(a) Promptly after receipt by a Person entitled to indemnity under Section 11.2 or 11.3 (an "Indemnified Person") of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify it under such Section (an "Indemnifying Person") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.4(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and to provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

  (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d) Notwithstanding the provisions of Section 13.4, Company and Seller hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Company and Seller with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in a defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

SECTION 11.5 OTHER CLAIMS. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

SECTION 11.6 INDEMNIFICATION DESPITE NEGLIGENCE, STRICT LIABILITY OR LIABILITY WITHOUT FAULT.

IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PARTY TO BE INDEMNIFIED PURSUANT TO THIS ARTICLE 11 SHALL BE INDEMNIFIED AND HELD HARMLESS FROM AND AGAINST ALL INDEMNIFIED LOSSES AS TO WHICH INDEMNITY IS PROVIDED FOR UNDER THIS ARTICLE 11 NOTWITHSTANDING THAT ANY SUCH INDEMNIFIED LOSSES ARISE OUT OF OR RESULT FROM THE (I) THE ORDINARY, STRICT, SOLE, OR CONTRIBUTORY NEGLIGENCE, OR (II) STRICT LIABILITY (OR OTHER LIABILITY WITHOUT FAULT) OF SUCH PARTY AND REGARDLESS OF WHETHER ANY OTHER PARTY (INCLUDING ANOTHER PARTY TO THIS AGREEMENT) IS OR IS NOT ALSO NEGLIGENT OR OTHERWISE LIABLE WITH RESPECT TO THE MATTER IN QUESTION.

ARTICLE XII
CONFIDENTIALITY

SECTION 12.1 CONFIDENTIAL INFORMATION.

(a) Each Party agrees that, unless and until the Closing has been consummated, each Party will hold in strict confidence, and will not use to the detriment of any other Party, any data and information obtained in connection with this Agreement or the Contemplated Transactions, except insofar as this data and information may be required by law to be included in documents required to be filed by Buyer with the SEC under the Exchange Act and the rules and regulations promulgated thereunder or may be required in connection with financing efforts undertaken by or on behalf of Buyer.

(b) "Confidential Information" means all items, materials and information which belong to a Party and are not generally known to the public that has been or may hereafter be disclosed to the other Party(ies) by such Party or by the directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors of such Party, irrespective of the form of the disclosure. Confidential Information is intended to be interpreted broadly and includes trade secrets and other proprietary or confidential information concerning the business and affairs of a Party, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, supplier lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information); financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, and personnel training techniques and materials. Confidential Information also includes all notes, analyses, compilations, studies, summaries and other material containing or based, in whole or in part, upon any Confidential Information.

ARTICLE XIII
GENERAL PROVISIONS

SECTION 13.1 EXPENSES. Except as otherwise provided in this Agreement, each Party to this Agreement will bear its own fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives. If this Agreement is terminated, the obligation of each Party to pay its own fees and expenses will be subject to any rights of such Party arising from a Breach of this Agreement by another Party.

SECTION 13.2 PUBLIC ANNOUNCEMENTS. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Except with the prior consent of Buyer or as permitted by this Agreement, neither Company, Seller nor any of their Representatives shall disclose to any Person (a) the fact that any confidential information of Company or Seller has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Company or Seller, that any Confidential Information of Buyer has been disclosed to Company, Seller or their Representatives or that Company, Seller or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Company, Seller and Buyer will consult with each other concerning the means by which Company's employees, customers, suppliers and others having dealings with Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

SECTION 13.3 NOTICES. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand (with written confirmation of receipt) or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) sent to the addressee by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties):

Company	INTERCARE, LLC
2 1st Kotlyakovsky Street
Moscow, Russia
Facsimile:

Seller:	Raju Kumar Singh
E. 786 C.R. Park
New Delhi, India 110019
Facsimile:

Buyer:	Armen Karapetyan
.	SFH I ACQUISITION CORP
17395 North Bay Road, Suite 102
Sunny Isles Beach. FL 33160
Facsimile:

SECTION 13.4 RESOLUTION OF DISPUTES.

(a) In the event that any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof should arise between the Parties (a “Dispute”), the Party wishing to declare a Dispute shall deliver to the other Party(ies) a written notice identifying the disputed issue.

(b) Any Party may give the other Party(ies) written notice of any Dispute not resolved in the normal course of business. Executives of the Parties shall meet at a mutually acceptable time and place within ten (10) Business Days after delivery of such notice and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. In such meetings and exchanges, a Party shall have the right to designate as confidential any information that such Party offers. If the matter has not been resolved in the aforementioned manner within thirty (30) Days of the disputing Party’s notice having been issued, or if the Parties fail to meet within ten (10) Business Days as required above, any of the Parties may initiate legal action in Miami-Dade County, Florida in either the state or federal court. By entering into this Agreement, both parties agree to the jurisdiction of the state and federal courts located in Miami-Dade County, Florida. This Agreement shall be interpreted, enforced and governed by the laws of the  State of Florida without regard to principals of conflict or choice of laws.

In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs including attorneys’ fees.

SECTION 13.5 ENFORCEMENT OF AGREEMENT. Company and Seller acknowledge and agree that Buyer will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Company or Seller will be incapable of being adequately compensated by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled at law or in equity, Buyer shall be entitled to enforce any provision of this Agreement by a decree of specific performance and by temporary, and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

SECTION 13.6 WAIVER; REMEDIES CUMULATIVE. The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

SECTION 13.7 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer, on the one hand, and Seller or Company, on the other hand) and constitutes (along with the schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Party to be charged with the amendment.

SECTION 13.8 SCHEDULES.

(a) The information contained in the schedules or other written disclosures constitute (i) exceptions to particular representations, warranties, covenants and obligations of Seller and Company as set forth in this Agreement or (ii) descriptions or lists of Assets and Liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the schedules or other written disclosures (other than an exception expressly set forth as such in the schedules or other written disclosures with respect to a specifically identified representation or warranty), the statements in this Agreement will prevail.

(b) The statements in the schedules or other written disclosures, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

SECTION 13.9 ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties, and any such attempted assignment shall be null and void and of no force or effect. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.9.

SECTION 13.10 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

SECTION 13.11 CONSTRUCTION. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections," and “Exhibits” refer to the corresponding Articles, Sections, and Exhibits of this Agreement.

SECTION 13.12 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

SECTION 13.13 GOVERNING LAW. This Agreement will be governed by and construed under the laws of the State of Florida, without regard to conflicts-of-laws rules or any principles that would require the application of any other law.

SECTION 13.14 EXECUTION OF AGREEMENT. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

SECTION 13.15 SELLER AND COMPANY LIABILITY; SELLER’S RELEASE.

(a)  Wherever in this Agreement provision is made for any action to be taken or not taken by Company, Seller undertakes to cause Company to take or not take such action, as the case may be. Without limiting the generality of the foregoing, Seller and Company shall be jointly and severally liable for the indemnities set forth in Article 11.

(b)  The Liability of Company prior to Closing shall be joint and several with Seller. Upon Closing, Company shall be forever discharged and released from all Liabilities hereunder, including any claims of contribution from Seller. In addition, in consideration for the Contemplated Transactions, as of the Closing, Seller and its directors, officers, shareholders, representatives, heirs, executors, successors and assigns (the "Waiving Parties"), release, waive and forever discharge, in all capacities, including as shareholder of Company, from and after the Closing any and all claims, known or unknown, that the Waiving Parties ever had, now have or may have against Company and its officers, directors, employees or agents in connection with or arising out of any act or omission of Company or its officers, directors, employees, advisers or agents, in such capacity, at or prior to the Closing.

[remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

BUYER:	COMPANY:

SFH I ACQUISITION CORP.	INTERCARE LLC

By:	By:
Name: Title:	Name: Title:

SELLERS:

Raju Kumar Singh	Armen Karapetyan